Theravance, Inc.
LABA Update Conference Call
January 11, 2006
TRANSCRIPT

THERAVANCE

Moderator: Mike Aguiar
January 11, 2006
8:45 a.m. EST

Operator:
Ladies and gentlemen, good morning, and thank you for standing by. At this time, I would like to welcome you to the Theravance Conference Call to update the development status of the Beyond Advair program.

During the presentation, all participants will be in a listen-only mode. A question-and-answer session will follow the company’s formal remarks. To ask a question press the star key followed by the digit one on your touch-tone phone. Once again, that’s star one to ask a question. I will repeat these instructions after management completes their prepared remarks. Today’s call is being recorded.

And now, I would like to turn the call over to Mr. Mike Aguiar, Senior Vice President and Chief Financial Officer. Please go ahead, sir.

Mike Aguiar:
Good morning everyone, and thank you for joining us. Yesterday, Theravance issued a press release announcing a new timeline for the initiation of Phase 2b studies for compound ‘797 in our Beyond Advair collaboration with GSK. A copy of the press release can be downloaded from our website, or you can call investor relations at (650) 808-4100, and we will be happy to assist you. Joining me on the call today is Rick Winningham, our Chief Executive Officer.

Before we get started, we would like to remind you that this conference call contains forward-looking statements regarding future events and the future performance of Theravance. Forward-looking statements include, without limitation, statements regarding anticipated results in 2006 and beyond, growth opportunities and other statements that refer to Theravance’s goals, prospects, expectations, strategies, intentions, and beliefs. These forward-looking statements are based on the information available to Theravance today.

Theravance assumes no obligation to update these statements as circumstances change. Future events and actual results could differ materially from those projected in Theravance’s forward-looking statements. Additional information concerning risk factors that could cause actual results to differ materially from our forward-looking statements are contained under the heading “Factors Affecting Results, Including Risks and Uncertainties” in item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 and the risk described in the Company’s other filings with the Securities and Exchange Commission.

Theravance, Inc.
LABA Update Conference Call
January 11, 2006
TRANSCRIPT

I will now turn the call over to Rick Winningham, Chief Executive Officer of Theravance.

Rick Winningham:	Thank you, Mike.

Good morning everyone, and thank you for joining us. I’m pleased to announce that we’ve identified a plan for the continued development of ‘797, the currently beta agonist in our Beyond Advair collaboration with GSK. A plan that minimizes the impact of the previously disclosed formulation issue, and a plan which is intended to provide definitive safety and efficacy data coming out of the Phase 2b program. Today, I’d like to discuss some more specific details of this plan, including our criteria used in evaluating various alternatives.

But before discussing the specifics, I’d like to provide a brief review of the Beyond Advair program.

The goal of the Beyond Advair collaboration is to develop a once-a-day replacement medication for Advair by combining a beta agonist with an inhaled corticosteroid in a dry powder inhaler that can be launched around the end of the decade. We currently have a development pool of eight beta agonists, five of which are either in or have completed Phase 2a clinical studies. The three Phase 2a compounds which are currently receiving a majority of the development effort are compounds ‘797 and ‘802 discovered by Theravance, and compound ‘444 discovered by GSK. In October, we announced the formulation issue had been identified with ‘797 that would delay the start of Phase 2b studies initially schedule to being in late 2005. At that time, we believed the issue was confined to formulation, not due to the active moiety, and this has been confirmed by our subsequent analysis. While I cannot provide any additional detail on the specific nature of the earlier formulation issue or its resolution due to competitive concerns, I’m pleased to be able to provide you with a favorable update to this previous announcement.

The collaboration has identified a plan for ‘797 that we believe will resolve the formulation issue and will enable GSK to initiate Phase 2b program for ‘797 during the first half of 2006. During the course of our analysis of this issue, the team developed alternate scenarios, which were reviewed according to their potential to maximize decision-making data, minimize the impact on overall timing, and increase the probability of successfully developing a commercial medicine.

Theravance, Inc.
LABA Update Conference Call
January 11, 2006
TRANSCRIPT

The Phase 2b studies will be designed to provide definitive safety and efficacy data. These results will enable us to make a go/no go decision on ‘797 based on a robust Phase 2b data set. We will not be going into the specific design criteria of the studies at this point, except to comment that the Phase 2b will entail larger numbers of patients dosed for longer periods of time than our Phase 2a work with doses that have the potential to be the commercial dose.

Importantly, given the current development status of ‘444 and ‘802, we believe there is the potential to have definitive Phase 2b data for more than one compound prior to mid-2007 if the results of the ongoing Phase 2a work for these compounds are positive. We will not be providing any update at this point regarding overall program timing or the potential initiation of Phase 3 studies, as these plans remain under discussion pending the completion of the Phase 2b programs.

While we’re disappointed with the formulation issue that arose with ‘797 in late 2005, we believe that the subsequent work done by the project team has resulted in a stronger overall program. The Beyond Advair collaboration between GSK and Theravance continues to be very solid, and continues to operate as initially envisioned, with multiple compounds advancing together through clinical development to increase the likelihood of bringing one medicine to the market around the end of the decade.

I’m proud of the work completed by the GSK and Theravance team in quickly identifying a resolution to this issue, and I believe that the new development plan will enable us to reduce overall program risk and to provide definitive data on multiple compounds in a timely manner.

I’d now like to turn the call over to the conference facilitator and open the call for questions.

Operator:
Thank you. If you would like to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone telephone. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, star one if you have a question. We’ll take our first question from Dallas Webb with Stanford Group.

Dallas Webb:
Hey guys. Just real quick, in the press release it says multi-day administration. Is this an indication that the once-daily may not be possible with ‘797? And would GSK want to continue development of a multi-day product?

Theravance, Inc.
LABA Update Conference Call
January 11, 2006
TRANSCRIPT

Mike Aguiar:	No, no, no. Dallas, this is Mike Aguiar. The intention there is to infer that this is a trial that extends over multiple days, not multiple administrations per day.

Dallas Webb:	Oh, okay.

Mike Aguiar:	Yeah, this is clearly still a once-a-day product that we are working on, but it will be a multiple-day trial.

Rick Winningham:	Yeah. Phase 2b, longer duration of study, larger numbers of patients, multiple-doses.

Dallas Webb:	Okay. And with ‘444 and ‘802, you said that ‘797 is now the lead compound. But where do those stand as far as moving into Phase 2b?

Rick Winningham:
Well, I think ‘797 was the lead compound in October when we said we were going to have a delay. It’s the lead compound today. ‘444 is progressing through multiple-day studies, currently in the Phase 2a study. And the ‘802 is progressing through a single dose Phase 2a study. So, when we get the data from those studies, we’ll be able to update everyone on the status of their progression into Phase 2b.

Dallas Webb:	Okay. And as far as the go/no go decision with ‘797, any indication of timing there?

Rick Winningham:
No. I think what we’re communicating today that we plan to start the study in the first half of 2006. When we initiate the study, that of course will be a significant event for the company, so we’ll come back with an announcement on initiation. And I think the key point here that I tried to make in my comments was that the potential exists for having data for multiple 2b studies on multiple products by mid-2007.

Dallas Webb:	Okay, great. Thank you.

Rick Winningham:	Great. Thanks, Dallas.

Operator:	We’ll go next to Ian Somaiya with Thomas Weisel Partners. Your line is open, please go ahead.

Ian Somaiya:	Can you hear me?

Rick Winningham:	We can.

Theravance, Inc.
LABA Update Conference Call
January 11, 2006
TRANSCRIPT

Ian Somaiya:	All right. Great. Good morning. Just a couple of questions. Just to be clear, formulation issue has been resolved? You’re not still working on addressing the formulation in any way?

Rick Winningham:	The formulation has been resolved in the progression of the compound to Phase 2b.

Ian Somaiya:	Okay.

Rick Winningham:	So, we’re very pleased right now with where we are with the formulation. And I think that’s the message today.

Ian Somaiya:	And your level of confidence in ‘797 today versus prior to the issue arising?

Rick Winningham:	Is unchanged.

Ian Somaiya:
Unchanged, okay. And just one last question. I think back when you made the initial announcement that the Phase 2b trials were delayed, and you had characterized the time lag between ‘797 and the two backup compounds as approximately one year. May we assume that the, that ‘797 starts Phase 2b studies in the second quarter, what would you say is the time lag between the ‘797 and two backup compounds?

Rick Winningham:
Well, I think we’re currently working on that, currently working to shorten, we’re always working to shorten the development time of the compounds in this program. I think I will stay with the statement that I made to Dallas, is once we get the data from the ongoing ‘444 study and the data from the ongoing ‘802 study, then we’ll be back to people with the timing on the initiation of the Phase 2b studies for those two compounds. There’s been nothing that’s happened in the last two months that has lengthened the time of ‘444 and ‘802 relative to ‘797. If anything, it’s shortened a little bit.

Ian Somaiya:	Well, when can we expect data from those two Phase 2 studies?

Rick Winningham:	Well, I think we could expect a decision on the progression of those compounds into Phase 2b sometime in 2006.

Ian Somaiya:	Okay. Thank you.

Rick Winningham:	Great. Thanks Ian.

Operator:	We’ll take our next question from Gene Mack with HSBC.

Theravance, Inc.
LABA Update Conference Call
January 11, 2006
TRANSCRIPT

Gene Mack:
Hi. Thanks for taking my question. In thinking about the go/no go decisions and given the fact that I guess the overall goal of the program is to take the best compound forward. What is the current thinking around the go/no go decision? In other words, are you, does it make sense to maybe, given the fact that the gap between the compounds has maybe shrunk a bit does it make sense to maybe hold on to some of this data, wait until you have definitive efficacy and safety data in Phase 2 from each of the compounds before you start thinking about approval trial?

Rick Winningham:
Well, I think to answer that definitively we would have to see what the data looked like coming out of the ‘797 study, which will be the first compound to go in Phase 2b. The collaboration has been set up from the very beginning to work to pick the best compound to go into Phase 3. That’s clearly, that’s the overall guidance to the project team from the joint steering committee, and that’s clearly the guidance today. And we’ll have to depend on the strength of the data coming out with ‘797 and where ‘444 and ‘802 are when that data comes out.

Gene Mack:
Okay. Here, let me put it a different way, a little bit more directly. Assuming the data for ‘797 is as you expect in house, and assuming that the other two compounds generate maybe more promising data earlier days, would it be possible to begin a trial with ‘797 maybe slow, I don’t want to say slow boat the enrollment, but in an effort to sort of if you see something more promising earlier stage is there a way that you can adjust things in order to accelerate one of those compounds beyond ‘797?

Rick Winningham:
Yes. I think that there are, given the timeframes that we’re talking about, there are always opportunities to accelerate, or the term you used was adjust, timelines. And I think clearly if we saw something with the earlier compounds that we thought gave them more promise and it wouldn’t mean a significant delay, we would have to evaluate that in the context of the data that we were looking at. Because again, the objective of this program is to pick the best beta agonist in terms of meeting the overall timeline goals for the program. Now, '797 is ahead of the two, if the data looks great on ‘797 in 2b we’ll keep marching forward with ‘797. But I think clearly what we’re, what the group is always trying to do is trying to reduce the timelines and shrink the timelines for all of the compounds for the program without compromising the data that’s available at the time that we need to make specific decisions.

Mike Aguiar:
Yeah Gene, I think I would just add on one thing, which is right now the intention of the program is to advance all the compounds through as quickly as possible. So there is no adjustment going on to manage one a little slower and one a little faster. The goal right now is to advance all of the products and compounds through the collaboration as quickly as possible. And fortunately, today we’re in the very enviable position of having three terrific-looking compounds. Now, we’ll continue to see how those look as the data rolls in. But as of today, we feel very, very confident about all three, and are pushing all three very aggressively.

Theravance, Inc.
LABA Update Conference Call
January 11, 2006
TRANSCRIPT

Gene Mack:
Okay, so you would say the chief priority at this point would be timing in getting these things as advanced as possible as quickly as possible, rather than getting pools of data where you could sort of cherry pick.

Mike Aguiar:	Yeah, timing and quality of data, yes.

Gene Mack:	Okay. Thanks.

Rick Aguiar:	Thanks Gene.

Operator:	We’ll go next to Jim Birchenough with Lehman Brothers.

Jim Birchenough:
Hi guys. Just wanted to follow up on I guess the purpose of the Phase 2b, and as it pertains to the formulation. Just want to make sure that this formulation that arose is fully put to rest, you don’t anticipate that there are new metrics that you’re looking at in the Phase 2b that could highlight further limitations of the formulation. I just want to make sure that the decision to move forward is because of confidence that there are no limitations that would affect the Phase 2b outcome.

Rick Winningham:	Yes, that is the decision that’s been made is that we’ve got confidence in the data that will come out of the Phase 2b program.

Jim Birchenough:
And just on that data, in terms of safety metrics you’re looking at here, could you maybe just review some of the ones that make sense for this class of drug and if there’s anything else that you’re looking for that is atypical for this class of drug.

Rick Winningham:
There isn’t any, without commenting specifically on the design; there isn’t anything that we’re looking for that’s atypical for this class of drug. So, it’s more or less what we’ve been working on through the entire program for all the compounds, which in terms of safety, really changes in heart rate, in glucose, potassium, everything that you want to monitor when you’re studying beta agonists.

Jim Birchenough:
And then just finally on the two follow on compounds, have you reached the point where you would have identified if there’s a formulation issue with either of those compounds? And what’s the level of confidence on the adequacy of the formulation for those two?

Theravance, Inc.
LABA Update Conference Call
January 11, 2006
TRANSCRIPT

Rick Winningham:
I think where we are right now is that our focus is primarily on getting the existing Phase 2a studies done for both of those compounds and evaluating the data, and then progressing those into 2b studies as quickly as possible. So I think given that that is our focus, right now we’re comfortable, right now we’re comfortable relative to the progression of those compounds into Phase 2b, assuming that the Phase 2a data, data from the ongoing 2a studies, supports the progression to 2b.

Jim Birchenough:	Great. Thanks for taking the questions.

Rick Winningham:	Yeah. Great. Thank you, Jim.

Operator:	And as a reminder, star one if you do have a question. We’ll go next to Eric Ende with Merrill Lynch.

Eric Ende:
Thanks. Hey guys. I know you don’t really want to talk about the specific problem for competitive reasons, but if it’s fixed, what needs to be done at this point with ‘797 in order for the Phase 2 to be started? What needs to be accomplished? What are your kind of goals in the near term?

Rick Winningham:	Well, for the Phase 2b to be initiated, I mean we’re basically working along sites, site selection and just lining up all of the details to initiate the program.

Eric Ende:	So there’s no additional studies that need to be done with ‘797 at this point? You’re that confident, it’s just site selection?

Rick Winningham:	Well, at this point in time, yes. Based on what we know, we are, the majority of the work that is ongoing, the majority of the work, not the only work, is really related to clinical operations.

Eric Ende:	Now you are also going to have to manufacture a new batch I’m assuming of Phase 2b material?

Rick Winningham:	Well, I wouldn’t want to comment on that.

Eric Ende:	Hmm…okay. Thank you.

Rick Winningham:	Okay. Thanks, Eric.

Eric Ende:	All right.

Operator:	We’ll go next to Michael Aberman with Morgan Stanley.

Theravance, Inc.
LABA Update Conference Call
January 11, 2006
TRANSCRIPT

Michael Aberman:	Hey guys. Congratulations.

Rick Winningham:	Thank you, Michael.

Michael Aberman:	Getting back on track, actually all my questions were previously answered.

Rick Winningham:	Okay.

Michael Aberman:	I guess I could probably do one to clarify. The potential here is that you have three compounds with Phase 2b data prior to the call date for Glaxo to choose one of those to move forward into Phase 3.

Rick Winningham:
Okay, what I said was that we had the potential to have multiple compounds with Phase 2b data prior to mid 2007. Multiple means more than one. Now, is the potential to have three? I guess the potential exists to have three, but what my statement was was multiple.

Michael Aberman:	Right.

Rick Winningham:
Importantly, GSK doesn’t make the decision with regard to progression. The joint steering committee makes the decision with regard to progression of the compounds. So, again, what we’ll do as we’ve done to date, is we’ll make the decision based on the data that we have in front of us and the members of the joint steering committee will come to an agreement of the progression of the compounds based on the evaluation of the data.

Michael Aberman:	Okay. Great. Thanks guys.

Rick Winningham:	Okay. Thanks, Michael.

Mike Aguiar:	Thanks, Michael.

Operator:	We’ll go next to David Blaustein with Sutton Brook(?)

David Blaustein:
Thanks for the call. Congratulations. The question that I have is I know this is a little uncomfortable, but there was some information that came out of the New England Journal I guess a month or two ago about some of the issues with beta agonists. And I guess my question is is the trial designed with an increased end and longer time duration, is that input from the FDA because maybe there’s a _____ with beta agonists? Or is the increase end with extended time more just a function of current studies with the formulation? I just want to see if there’s an input because of some of the new things with beta agonists.

Theravance, Inc.
LABA Update Conference Call
January 11, 2006
TRANSCRIPT

Rick Winningham:
No. The longer duration of the study, the increase in terms of going into 2b, a greater number of patients studying multiple doses is just really your classic, just a classic Phase 2b study design. It is not related to the ongoing issue around beta agonists. So, I think importantly what the NIH guidelines around beta agonists and guidelines in Europe really have remained unchanged. And I know there’s quite a bit of work going on right now relative to the resolution of the FDA concerns and specifically the beta agonists that are currently on the market.

David Blaustein:	Is that, is there any impact or is there any guidance coming out of the FDA with respect to some of that information from last quarter? Or is it pretty much unchanged at this point?

Rick Winningham:	No, I think it’s unchanged.

David Blaustein:	Okay. Thank you very much.

Rick Winningham:	Yes.

Mike Aguiar:	Great. Thank you, David.

Operator:	It appears we have no further questions from the phone. I’d like to turn the conference back over to Mr. Winningham for any closing remarks.

Rick Winningham:	All right. Thank you very much for your questions, and I thank you all for participating in today’s call. Have a great day.

Operator:	Thank you, everyone. That concludes today’s conference, and you may now disconnect.

End